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                       May 8, 2023

       Sue Gove
       Chief Executive Officer
       BED BATH & BEYOND INC
       650 Liberty Avenue
       Union, New Jersey 07083

                                                        Re: BED BATH & BEYOND
INC.
                                                            Preliminary
Prospectus Supplement
                                                            Filed February 6,
2023, as updated February 9, 2023
                                                            File No. 333-267173

       Dear Sue Gove:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Trade & Services
       cc:                                              Christian O. Nagler